Exhibit 5.1

February 21, 2023

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Energy, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-269879) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including the Company’s preferred stock (without par value) and (ii) the offer and resale by the Dominion Energy, Inc. Defined Benefit Master Trust (the “Trust”), as selling shareholder, of 149,500 shares of the Company’s 4.35% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value (the “Shares”), contributed by the Company to the Trust pursuant to that certain Employer Stock Contribution and Independent Fiduciary Engagement Agreement, dated as of December 16, 2019 and amended effective November 6, 2021 (the “Contribution Agreement”), between the Company, the Dominion Energy Asset Management Committee and Gallagher Fiduciary Advisors, LLC, as independent fiduciary and investment manager of a separate account in the Trust. The Trust may offer Shares for resale as described in the Company’s Prospectus, dated February 21, 2023 (the “Prospectus”) and Prospectus Supplement, dated February 21, 2023 (the “Prospectus Supplement”). The Registration Statement became effective on February 21, 2023. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Prospectus Supplement;

(d) a global certificate representing the Shares (the “Global Security”); and

(e) the Contribution Agreement.

In addition we have examined and relied upon the following:

(i) a certificate from the assistant corporate secretary of the Company certifying as to (A) true and correct copies of (x) the restated articles of incorporation of the Company, as amended by the Articles of Amendment filed by the Company with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and effective December 9, 2021, which established the 4.35% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value, as a

McGuireWoods LLP | www.mcguirewoods.com

Atlanta | Austin | Baltimore | Charlotte | Charlottesville | Chicago | Dallas | Houston | Jacksonville | London | Los Angeles—Century City

Los Angeles—Downtown | New York | Norfolk | Pittsburgh | Raleigh | Richmond | San Francisco | Tysons | Washington, D.C.

series of Preferred Stock of the Company (as so amended, the “Articles of Incorporation”), and (y) the bylaws of the Company (together with the Articles of Incorporation, the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company (the “Board”) effective November 9, 2021 authorizing the issuance of the Shares to the Trust, and (C) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Global Security and the Contribution Agreement on behalf of the Company;

(ii) a certificate dated February 21, 2023 issued by the SCC attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Contribution Agreement and the Global Security are genuine and (other than those of individuals signing on behalf of the Company) authorized. All individuals who have signed the Contribution Agreement and the Global Security had the legal capacity to execute such document.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Documents Binding on Certain Parties. The Contribution Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(e) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the offer and sale of the Shares as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Contribution Agreement.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to authorize the issuance of the Shares.

3. Validity. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the resale of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ McGuireWoods LLP